EX-99.(i)(33)

December 17, 2014

State Street Bank and Trust Company

Attn: Dennis Fritchman

Channel Center

One Iron St

Boston, MA 02110

Re:	Goldman Sachs Trust II; additional portfolios under the Goldman Sachs Trust II contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust II has established a new series of shares to be known as the Goldman Sachs Multi-Manager Non-Core Fixed Income Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, by and among Goldman Sachs Trust, Goldman Sachs Trust II, the Goldman Sachs MLP Income Opportunities Fund and the Goldman Sachs Cayman Commodity-FIMS Fund Ltd. (collectively, the “GS Parties”) and State Street Bank and Trust Company, as adopted by the parties pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the GS Parties hereby request that you act as Custodian of the Fund under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST		GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh	By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh	Name:	Scott M. McHugh
Title:	Treasurer & PFO	Title:	Treasurer & PFO

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND		GOLDMAN SACHS CAYMAN COMMODITY-FIMS FUND LTD.

By:	/s/ Scott M. McHugh	By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh	Name:	Scott M. McHugh
Title:	Treasurer & PFO	Title:	Director

Agreed to this 17th day of December, 2014.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President